UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. ____)

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

CALLAN JMB INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

INFORMATION STATEMENT

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

CALLAN JMB INC.

244 Flightline Drive

Spring Branch, Texas 78070-6241

To the Stockholders of Callan JMB Inc.:

NOTICE IS HEREBY GIVEN that the holders of the majority of the voting power of the stockholders of Callan JMB Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”), have approved the following actions without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes for the potential issuance, in accordance with Nasdaq Rule 5635(d), of in excess of 19.99% of our Common Stock pursuant to that certain purchase agreement, dated July 24, 2025, by and between us and Hexstone Capital LLC (the “ELOC Purchase Agreement”).

The enclosed Information Statement contains information pertaining to the matters acted upon. The actions will become effective on the 20th day after the Information Statement is mailed to our stockholders. We expect to mail the accompanying Information Statement to the Stockholders on or about October 3, 2025. This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes and is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Your vote or consent is not requested or required to approve the matters described herein. The accompanying Information Statement is provided solely for your information.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Dated: October 3, 2025	Sincerely,

/s/ Wayne Williams
	Name:	Wayne Williams
	Title:	Chief Executive Officer

1

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders holding a majority of our outstanding shares of Common Stock (the “Majority Holders”) taken on July 24, 2025 without a meeting (the “Written Consent”) to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about October 3, 2025.

What actions were taken by Written Consent?

1.	We obtained stockholder consent from the Majority Holders for the approval, of the potential issuance of in excess of 19.99% of our Common Stock pursuant to that certain purchase agreement, dated July 24, 2025, by and between us and Hexstone Capital LLC (the “ELOC Purchase Agreement”), in accordance with Nasdaq Rule 5635(d) (“ELOC Consent”).

How many shares of Common Stock were outstanding on July 24, 2025?

On July 24, 2025, the date we received the consent of the holders of an aggregate of approximately 67.78% of the voting power of our stockholders, there were 4,481,069 shares of Common Stock issued and outstanding. The holders signing the Written Consent included (i) Mr. Wayne Williams, our Chairman, President and Chief Executive Officer, who held 2,262,500 shares of Common Stock, and (i) Dr. David J. Croyle, M.D., who held 775,000 shares of Common Stock.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Arrangements may be made with banks, brokerage houses and other institutions, nominees and fiduciaries, to forward the Definitive Information Statement to beneficial owners. We will, upon request, reimburse those persons and entities for expenses incurred in forwarding the Definitive Information Statement to our stockholders.

2

APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK IN EXCESS OF EXCHANGE CAP PURSUANT TO THE ELOC PURCHASE AGREEMENT

Equity Line of Credit Agreements

On July 24, 2025, we entered into the ELOC Purchase Agreement with Hexstone Capital, LLC (the “Hexstone”) for the potential sale and issuance of up to $25,000,000 in shares of Common Stock (the “Purchase Shares”). Pursuant to the Written Consent, the Majority Holders have approved the issuance of more than 895,765 Purchase Shares, which represents 19.99% of the outstanding shares of Common Stock as of the date the ELOC Purchase Agreement was Signed.

Under the terms and subject to the conditions of the ELOC Purchase Agreement, we have the right, but not the obligation, to sell to Hexstone, and Hexstone is obligated to purchase up to $25.0 million of Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations set forth in the ELOC Purchase Agreement, and may occur from time to time, at our sole discretion, over the 18-month period commencing on the date of the ELOC Purchase Agreement, including that a registration statement covering the resale by Hexstone of shares of Common Stock that have been and may be issued to Hexstone under the ELOC Purchase Agreement, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions are satisfied, the “Commencement Date”).

From and after the Commencement Date, we may from time to time on any business day, by written notice delivered by us to Hexstone, direct Hexstone to purchase between $500,000 and $2,000,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 95% (or 75% if the Common Stock is not then trading on the Nasdaq Capital Market) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the purchase notice, as described further in the ELOC Purchase Agreement (each, a “Regular Purchase”). The Purchase Agreement also permits us to deliver an exemption purchase notice for $1,000,000 on the date of signing, with the shares so purchased to be delivered following the Commencement Date. On August 7,2025we delivered to Hexstone an exemption purchase notice for $550,000 for the purchase by Hexstone of 123,208 shares of Common Stock.

We will control the timing and amount of any sales of Common Stock to Hexstone pursuant to the ELOC Purchase Agreement. Hexstone has no right to require us to sell any shares of Common Stock to Hexstone, but Hexstone is obligated to make purchases as we direct, subject to certain conditions.

Actual sales of shares of Common Stock to Hexstone will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our operations. Hexstone will not be required to buy any shares of Common Stock on any trading day on which the closing price of the Common Stock is below $1.00. The net proceeds under the ELOC Purchase Agreement to us will depend on the frequency and prices at which we sell shares to Hexstone. We expect that any proceeds received by us from such sales to Hexstone will be used to support our operations, for working capital and for other general corporate purposes.

The aggregate number of shares that we can issue to Hexstone under the ELOC Purchase Agreement may in no case exceed 895,765 shares (subject to adjustment as described above) of Common Stock (which is equal to approximately 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement) (the “Exchange Cap”), unless (i) stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, or (ii) the average price of all applicable sales of Common Stock to Hexstone under the ELOC Purchase Agreement equals or exceeds $5.372 per share (representing the average official closing price of the Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the ELOC Purchase Agreement) (the “Minimum Price”), so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the ELOC Purchase Agreement pursuant to the rules of The Nasdaq Capital Market.

The ELOC Purchase Agreement prohibits us from directing Hexstone to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Hexstone (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Hexstone beneficially owning more than 4.99% of the outstanding shares of Common Stock.

3

Hexstone has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the ELOC Purchase Agreement.

Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hexstone under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have the registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Hexstone 25,000 shares of Common Stock within 2 trading days after such failure.

The ELOC Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. We have the right to terminate the ELOC Purchase Agreement at any time, provided that if at the time of termination we have sold less than $7.5 million in Common Stock to Hexstone under the ELOC Purchase Agreement, we will be obligated to pay an additional commitment fee of $250,000, which may be paid either in cash or in shares of Common Stock.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed on July 25, 2025. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Stockholders Entitled to Receive Notice of Action by Written Consent

Under NRS 78.320, our Articles of Incorporation and our Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our Common Stock as of the Record Date.

Nasdaq Listing Requirements and the Necessity of Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d) (“Rule 5635(d)”), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its stockholders. The number of Purchase Shares to be issued to Hexstone pursuant to the ELOC Purchase Agreement could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Rule 5635(d). To ensure compliance with Rule 5635(d), on July 24, 2025, the Majority Holders approved, by the Written Consent, the issuance of up to $25.0 million of Purchase Shares pursuant to the ELOC Purchase Agreement.

Effective Date of Action by Written Consent

Per Rule 14c-2 under the Exchange Act, the corporate action taken by the Written Consent becomes effective no earlier than twenty (20) calendar days after the first mailing or delivery of this Information Statement to Common Stockholders as of the Record Date. This Information Statement provides a comprehensive overview of the action approved by the holder of a majority of our outstanding Common Stock.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the ELOC Purchase Agreement.

4

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of Purchase Shares.

OUTSTANDING VOTING SECURITIES

Each Common Stock share grants one vote on each matter submitted to stockholders. As of the date of the Written Consent, 4,481,069 Common Stock were issued, outstanding, and eligible for action by written consent and notice of such action. The holders signing the Written Consent included (i) Mr. Wayne Williams, our Chairman, President, and Chief Executive Officer, who held 2,262,500 shares of Common Stock, and (iii) Mr. David J. Croyle, M.D., our Chief Medical Officer, who held 775,000 shares of Common Stock.

On July 24, 2025, the Majority Holders executed the Written Consent approving the ELOC Purchase Agreement, the Registration Rights Agreement and the actions described in this Information Statement. Since these actions have been approved by the majority of outstanding shares of the Common Stock, this Information Statement does not solicit proxies.

ACTIONS AUTHORIZED AND APPROVED

The actions that were taken by the Company’s Board of Directors and by its majority stockholders were the authorization and approval of the ELOC Purchase Agreement, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 23, 2025 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, assuming that we sell the maximum number of shares of common stock being offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares of common stock that such person or persons has the right to acquire within sixty (60) days of September 23, 2025 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Callan JMB Inc., 244 Flightline Drive, Spring Branch, Texas 78070-6241.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
Wayne Williams(1)	2,338,125	52.17%
David Croyle, M.D.(2)	822,375	18.35%
Eric Kash(3)	75,000	*
Shannon Badger	0	-
Mark Meller	25,000	*
Liberty Duke	25,000	*
Gerald Dial	25,000	*
All Executive Officers & Directors as a Group	3,310,500	73.87%
5% or Greater Stockholders	*	*

*Represents beneficial ownership of less than 1%.

(1) Consists of (i) 2,313,125 shares of Common Stock, owned and controlled directly, and indirectly, and (ii) 25,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of September 23, 2025.

(2) Consists of (i) 822,375 shares of Common Stock, owned and controlled directly, and indirectly.

(3) Consists of 75,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of September 23, 2025.

5

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table - Years Ended December 31, 2024 and 2023

The following table sets forth information concerning all cash and LLC distributions earned by or paid to our directors and executive officers.

Name and Principal Position	Year	Guaranteed Payments	Remuneration (1,2,3)	Bonus	LLC Distributions(1)	Total
Wayne Williams, Chief Executive Officer, President, and Chairman of the Board	2024	$25,000	$453,085	$-	$2,496,191	$2,974,276
	2023	$300,000	$-	$-	$5,596,896	$5,896,896
David J. Croyle, M.D., Chief Medical Officer	2024	$-	$-	$-	$832,063	$832,063
	2023	$-	$-	$-	$1,800,000	$1,800,000
Eric Kash, Executive Vice President and Director (2)	2024	$-	$102,885	$-	$-	$102,885
	2023	$-	$-	$-	$-	$-
Shannon Badger, Interim Chief Financial Officer(3)	2024	$-	$-	$-	$-	$-
	2023	$-	$-	$-	$-	$-
Jeffrey Appleman, Former Chief Financial Officer(4)	2024	$-	$171,739	$-	$-	$171,739
	2023	$-	$-	$-	$-	$-

(1)	Compensation calculated for the reorganization of Coldchain Technology Services, LLC, and any/all earlier compensations and proceeds received by the then members of the limited liability entity.
(2)	Prior to their employment, Mr. Kash received $17,000 for consulting services provided to the Company during and for the year ended December 31, 2024.
(3)	Appointed and named as the interim Chief Financial Officer of the Company, effective May 14, 2025.
(4)	Prior to their employment, Mr. Appleman received $171,739 for consulting services provided to the Company during the year ended December 31, 2024. Mr. Appleman ceased to be under employment with the Company, effective immediately on May 13, 2025.

Employment Agreements

Wayne Williams, Chief Executive Officer

On October 15, 2024, (the “Effective Date”) we entered into an employment agreement (as amended as of October 24, 2024, the “CEO Agreement”) with Wayne Williams pursuant to which Mr. Williams has agreed to serve as the Chief Executive Officer of the Company. The term of the CEO Agreement (the “Term”) commenced on the Effective Date and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the CEO Agreement; provided that, on such second (2nd) anniversary of the Effective Date and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the CEO Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the CEO Agreement at least 90 days prior to the applicable Renewal Date.

6

For services performed by Mr. Williams under the CEO Agreement, the Company has agreed to pay Mr. Williams an annual base salary during the Initial Term of $500,000, subject to the recommendation of the Compensation Committee and approval of the Board (with Mr. Williams recusing himself from such vote) (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

For each fiscal year of the Company during the Term, the Company shall afford Mr. Williams the opportunity to earn an incentive bonus equal to forty percent (40%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). Also, during the Term, Mr. Williams received 200,000 options to purchase the Company’s common stock with an exercise price equal to the price of our common stock at our initial public offering. Such options shall vest quarterly over a 24- month period starting 3 months after the closing of this offering.

In addition to the foregoing, Mr. Williams is entitled to receive the following equity awards if the specified milestones are achieved:

●	50,000 shares of the Company’s common stock upon the closing of each acquisition after the closing of this offering;

●	125,000 shares of the Company’s common stock upon the Company achieving a first-time market valuation of $75 million or more;

●	125,000 shares of the Company’s common stock upon the Company achieving a first-time market valuation of $150 million or more;

●	50,000 shares of the Company’s common stock upon the Company achieving a positive EBITDA for the first time in any full calendar year; and

●	125,000 shares of the Company’s common stock upon the Company achieving an EBITDA of $10 million for the first time in a full calendar year.

The amount and terms of any other long-term incentive awards awarded to Mr. Williams shall be set by the Compensation Committee in its discretion.

During the Term, if (i) a Change in Control has occurred, Mr. Williams shall be paid a bonus (the “Change in Control Transaction Bonus”), in cash, equal to two (2) times the Base Salary as in effect immediately before such Change in Control. If applicable, the Change in Control Transaction Bonus shall be paid in a lump sum within fifteen (15) days after the consummation of such Change in Control and the following certification by the Board of the occurrence of such Change in Control.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, any benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

7

(ii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Agreement is automatically terminated upon the death of Mr. Williams. The Company may also terminate the Agreement due to the disability of Mr. Williams or with or without “Cause.” Mr. Williams may also terminate the Agreement with or without “Good Reason.”

“Cause” means the occurrence of one or more of the following events:

(i)	Mr. Williams’ continued refusal or failure to perform (other than by reason of disability) his material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Mr. Williams, or his continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Mr. Williams;

(ii)	willful, grossly negligent or unlawful misconduct by Mr. Williams which causes material harm to Company or its reputation;

(iii)	the Company is directed in writing by regulatory or governmental authorities to terminate the employment of Mr. Williams or Mr. William engages in activities that: (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

(iv)	a conviction, plea of guilty, or plea of nolo contendere by Mr. Williams, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Mr. Williams fiduciary duties with respect to Company.

“Good Reason” means, without Mr. Williams’ express written consent: (i) a material reduction in the Base Salary, then in effect, except a material diminution generally affecting all of the members of the Company’s management, (ii) a material reduction in job title, position or responsibility, (iii) a material breach of any term or condition contained in the CEO Agreement, or (iv) a relocation of Mr. Williams’ principal worksite that is more than fifty (50) miles from Mr. Williams’ principal worksite as of the Effective Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Mr. Williams provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Mr. Williams resigns Mr. Williams’ employment within thirty (30) days following the expiration of that cure period.

8

If the Company terminates the CEO Agreement for Cause, Mr. Williams will receive Mr. Williams’ earned but unpaid Base Salary and unreimbursed expenses. Except as provided herein, the Company will have no further obligation to Mr. Williams upon the termination of Mr. Williams’ employment.

In the event of a termination of Mr. Williams’ employment without Cause, in addition to the Final Compensation, Mr. Williams shall receive:

(1)	continuation of the Base Salary, at the rate in effect as of the date immediately preceding the date of termination, until the earlier of: (x) the Term end date and (y) the first anniversary of the date of termination (provided, however, if the date of termination is after the first anniversary of the Effective Date, the period pursuant to this subsection shall be eighteen (18) months after the date of termination);

(2)	if the date of termination occurs after the end of a calendar year but prior to the date on which a Bonus under the Agreement, the Bonus; and

(3)	payment of a pro-rata portion of the amount of the Bonus for the year in which termination occurs that would have been payable based on actual performance determined under the terms of the Bonus as then in effect for such year.

If Mr. Williams terminates the CEO Agreement other than for Good Reason, Mr. Williams will receive Mr. Williams’ earned but unpaid Base Salary and unreimbursed expenses.

Eric Kash, Executive Vice President and Chairman

On October 1, 2024, we entered into an employment agreement (as amended on October 24, 2024, the “EVP Agreement”) with Eric Kash pursuant to which Mr. Kash agreed to serve as the Executive Vice President and Director on the Board of the Company. The term of the EVP Agreement (the “Term”) commenced as of October 1, 2024, became effective upon the closing of our initial public this offering and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the EVP Agreement; provided that, on such second (2nd) anniversary and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the EVP Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.

For services performed by Mr. Kash under the EVP Agreement, the Company has agreed to pay Mr. Kash an annual base salary of (i) $220,000 for the period from the closing of our initial public offering through December 31, 2025, (ii) $250,000 for the period from January 1, 2026, through December 31, 2026 and (iii) $280,000 for the period from January 1, 2027 through December 31, 2027 (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

For each fiscal year of the Company during the Term, the Company shall afford Mr. Kash the opportunity to earn an incentive bonus equal to thirty percent (30%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). Also, during the Term, Mr. Kash received 300,000 options to purchase the Company’s common stock with an exercise price equal to the price of our common stock at our initial public offering. Such options vest quarterly over a 24- month period starting 3 months from the closing of our initial public offering.

The amount and terms of any other long-term incentive awards awarded to Mr. Kash shall be set by the Compensation Committee in its discretion.

9

During the Term, if a Change in Control occurs, and on, or at any time during the 24-month period following such Change in Control (i) the Company terminates Mr. Kash’s employment for any reason other than Cause or disability or (ii) Mr. Kash terminates his employment for Good Reason, Mr. Kash will be entitled to receive as a severance payment an amount equal to two times the sum of his then effective Base Salary and full bonus calculated as if all performance goals had been achieved.

The terms “Change in Control”, “Cause” and “Good Reason” have the same meanings as described above in the summary of Mr. Williams employment agreement. Terms otherwise relating to the termination of Mr. Kash’s employment are substantially the same as those described in the summary of Mr. Williams employment agreement.

Shannon Badger, Chief Financial Officer (Interim)

Mr. Badger was appointed Interim Chief Financial Officer on May 14, 2025. There is no employment agreement or other compensatory arrangement in connection with the interim appointment. The Interim CFO serves at will and is eligible to participate in our broad-based employee benefit plans (to the extent applicable) on the same terms as other eligible employees. As of the date of this information statement, no special salary adjustment, cash bonus, equity grant, retention award, severance or change-in-control protection has been approved in connection with the interim service. Any future compensation actions, if approved by the Board or its Compensation Committee, will be disclosed in our subsequent SEC filings.

David J. Croyle, M.D., Chief Medical Officer

On October 1, 2024, we entered into an employment agreement (as amended on October 24, 2024, the “CMO Agreement”) with Dr. David Croyle pursuant to which Dr. Croyle has agreed to serve as the Chief Medical Officer of the Company. The term of the CMO Agreement (the “Term”) will commence on the closing of this offering and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the CMO Agreement; provided that, on such second (2nd) anniversary of the Effective Date and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the CMO Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.

For services performed by Dr. Croyle under the CMO Agreement, the Company has agreed to pay Dr. Croyle an annual base salary of (i) $100,000 for the period from the closing of this offering through December 31, 2025, (ii) $130,000 for the period from January 1, 2026, through December 31, 2026, and (iii) $160,000 for the period from January 1, 2027 through December 31, 2027 (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

For each fiscal year of the Company during the Term, the Company shall afford Dr. Croyle the opportunity to earn an incentive bonus equal to thirty percent (30%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). The amount and terms of any other long-term incentive awards awarded to Dr. Croyle shall be set by the Compensation Committee in its discretion.

During the Term, if a Change in Control occurs, and on, or at any time during the 24-month period following such Change in Control (i) the Company terminates Dr. Croyle’s employment for any reason other than Cause or disability or (ii) Dr. Croyle terminates his employment for Good Reason, Dr. Croyle will be entitled to receive as a severance payment an amount equal to two times the sum of his then effective Base Salary and full bonus calculated as if all performance goals had been achieved.

The terms “Change in Control”, “Cause” and “Good Reason” have the same meanings as described above in the summary of Mr. Williams employment agreement. Terms otherwise relating to the termination of Dr. Croyle’s employment are substantially the same as those described in the summary of Mr. William’s employment agreement.

10

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Equity Awards

In addition to the option grants described in the executive employment agreements summarized above, we have granted options to the employees of the Company, and in the amounts, listed below. Such options provide the holder with the right to purchase the Company’s common stock with an exercise price equal to the price of our common stock for this offering. Such options started vesting quarterly over the first 24-month period starting three months after the closing of our initial public offering. Scott Bullard, William McBride and Donna Williams were each granted 150,000 options.

Employee Benefits and Perquisites

Our executive officers are entitled to reimbursement for all expenses reasonably incurred in connection with the performance of their duties as executive officers of the Company.

Retirement Plans

We currently do not offer retirement plans to our executive officers.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who beneficially owns more than 5% of our common stock;

●	any immediate family member of any of the foregoing; or

●	any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In October, 2024, our board of directors adopted a written related-party transactions policy. Pursuant to this policy, the Audit Committee of our board of directors will review all material facts of all related-party transactions and either approve or disapprove entry into the related-party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related-party transaction, our Audit Committee shall take into account, among other factors, the following: (i) whether the related-party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) whether the transaction would impair the independence of a non-employee director.

Related Party Transactions:

Health Hero America is a related party by virtue of its being owned by Mr. Williams. In 2022, the Company’s predecessor entity received an advance of $110,736, from Health Hero America. The advance was due on demand, was non-interest bearing, and classified within related party loans payables in the balance sheet. As of June 30, 2025 and December 31, 2024, the Company has $0 owed to this related party.

11

Outlaw Run Ranch (“ORR”) is a related party by virtue of being owned by Mr. Williams. In 2023, the Company received rent receipts from a third-party vendor on behalf of ORR. The cash is due to ORR on demand, is non-interest bearing, and is classified within related party loans in the balance sheet. In addition, the Company pays $9,800 per month to ORR for rent expenses. As of June 30, 2025 and December 31, 2024, the Company has $0 owed to this related party.

Warehouse Asset Management is a related party by virtue of being majority owned by Messrs. Williams and Croyle. The Company leases its headquarters, warehouse, other warehouse equipment and a box truck for $15,425 per month. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party.

During the six months ended June 30, 2025, and the year ended December 31, 2024 the Company made advancements of $0 and $18,669 respectively, to the director of the Company. The advances are due on demand, non-interest bearing, and classified within the balance sheet as a current asset. As of June 30, 2025 and December 31, 2024, the amounts owed from the director were $0 and $18,669, respectively. The amount owed as of December 31, 2024 was repaid in full in 2025.

During the six months ended June 30, 2025 the Company awarded 100,000 stock options to the CEO’s son as compensation for services rendered in a prior period and is subject to the same vesting condition as the Company’s other stock option awards. 12,500 stock options have vested and fully exercisable as of June 30, 2025 and 87,500 stock options remain unvested.

Transactions with Significant Stockholders

Other than compensation arrangements for our named executive officers and directors, which we describe above, see Executive Compensation- Employment Agreements, the only related party transactions to which we were a party during the years ended December 31, 2023 and 2024, since December 31, 2024, or any currently proposed related party transaction, are as follows, each of which was entered into prior to the adoption of the approval procedures described above.

On February 14 2024, we entered into a reorganization agreement and plan of share exchange with Coldchain Technology Services, LLC (“CTS”) pursuant to which CTS exchanged 100% of the membership interest of CTS for a combined 5,000,000 shares of common stock, consisting of: (a) 3,750,000 shares of common stock to Wayne Williams, its Chief Executive Officer and President, and (b) 1,250,000 shares of common stock to David J. Croyle, M.D., its Chief Medical Officer. Pursuant to such transaction, CTS is now a wholly-owned subsidiary of the Company.

Pursuant to an Exchange and Reorganization Agreement, dated as of November 14, 2024, among the Company and all the Company’s existing stockholders (Mr. Williams and Dr. Croyle), in order to give effect to the Company’s decision to effect a reduction in the number of shares of its common stock outstanding, Messrs. Williams and Croyle agreed to exchange their existing shares of the Company’s common stock for new shares of common stock at a ratio of 0.60 new shares to 1 for each share that each stockholder held prior to the exchange. As a result of the exchange, the Company’s total common stock outstanding was reduced from 5,000,000 shares to 3,000,000 shares, with Mr. Williams holding 2,250,000 shares (75%) and Dr. Croyle holding 750,000 shares (25%).

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our articles of incorporation and our bylaws as they will be in effect upon completion of this offering, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which will filed as exhibits to the registration statement filed with the SEC.

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CJMB.”

12

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of 33 1/3% of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our articles of incorporation, our board of directors can issue up to 10,000,000 shares of “blank check” preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of “blank check” preferred stock without shareholder approval.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by (i) our Chairman, (ii) our chief executive officer, (iii) the board of directors pursuant to a resolution adopted by directors representing a quorum of the board of directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

13

Amendment of Bylaws. The bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock. Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of “blank check” preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Limitation of Liability and Indemnification Matters

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

14

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC with its business address at 16540 Point Village Drive, Lutz, Florida 33558.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. The Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to

Callan JMB Inc.

244 Flightline Drive. Spring Branch, Texas 78070-6241

Telephone: (830) 438-0395

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company may request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains statements not purely historical and which may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements regarding our expectations, beliefs, future plans and strategies, anticipated events or trends concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. This Information Statement contains, among others, forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in our Annual Report on Form 10-K and in our other public filings.

15

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially from those possible results discussed in the forward-looking statements as a result of various factors.

Do not place undue reliance on such forward-looking statements as they speak only as of the date they are made. Except as required by law, we assume no obligation to publicly update or revise any forward-looking statement even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov. Documents we have filed with the SEC are also available on our website through the investors link at https://www.callanjmb.com. Information contained on our website does not constitute a part of this information statement and is not incorporated by reference herein.

CONCLUSION

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above.

You should rely only on information contained in or referenced in this information statement. No persons have been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED OCTOBER 3, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

This Information Statement is first being mailed or furnished to stockholders on or about October 3, 2025. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

This Information Statement is provided to the stockholders only for information purposes in connection with the Certificate of Amendment, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors:

Dated: October 3, 2025	Callan JMB Inc.

/s/ Wayne Williams
	Name:	Wayne Williams
	Title:	Chief Executive Officer, President, and Chairman of the Board

16